Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510                   For Release: IMMEDIATE
News                                       For Further Information Contact:
Release                                    Paul McPartlin


TECH/OPS SEVCON REPORTS FIRST QUARTER RESULTS

Southborough, Mass. January 27, 2004..... Tech/Ops Sevcon, Inc. (AMEX symbol
TO) reported net income of $81,000, or $.03 per share, for the first fiscal quarter ended December 31, 2003. Net income increased by $75,000, or $.03 per share, compared to $6,000, or $.00 per share, from the comparable period last year. Sales in the first quarter were $6,466,000 compared to $5,645,000 for the comparable period last year. Foreign currency fluctuations caused an increase in reported revenues of $555,000, or 10%, and volumes shipped were 5% ahead of the prior year period. During the first quarter revenues from the aerial lift, airport ground support and mining markets increased compared to the same period last year. Sales volumes into the fork lift truck market were lower compared to the first quarter of last year and this market continues to be depressed.

Operating income for the first quarter was $173,000, an increase of $159,000 compared to the first quarter of last year. Higher volumes and foreign currency fluctuations increased operating income by $350,000, offset by a $191,000 increase in engineering expense, mainly on advanced new products.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Tech/Ops Sevcon, Inc.

First Quarter 2004 Financial Highlights (unaudited) (in thousands except per share data)
                                                          Three months ended
                                                   December  31   December  31
                                                     2003             2002
                                                   ------------    -----------
Net sales                                          $  6,466          $  5,645
                                                   ------------    -----------
Operating income                                        173                14
Income before income taxes                              124                 9
Net income                                         $     81          $      6
                                                   ------------     ----------
Basic income per share                             $    .03          $    .00
                                                   ------------     ----------
Diluted income per share                           $    .03          $    .00
                                                   ------------     ----------
Cash dividend per share                            $    .03          $    .03
                                                   ------------     ----------

Average shares outstanding                             3,125            3,125
                                                   ------------     ----------


Summarized Balance Sheet Data	(in thousands of dollars)

                                                       December     September
                                                       31, 2003      30, 2003
                                                      (unaudited )  (derived
                                                                   from audited
                                                                    statements)
                                                      ------------- ------------
Cash, cash equivalents and short-term investments     $    551      $   524
Receivables                                              4,536        4,088
Inventories                                              4,015        3,999
Prepaid expenses and other current assets                  869          762
                                                      ------------- ------------
	Total current assets                              9,971         9,373
Long-term assets                                         4,578         4,361
                                                      ------------- ------------
Total assets                                           $ 14,549      $ 13,734
                                                      ------------- ------------

Other current liabilities                              $  4,315      $  4,009
Deferred taxes                                               81            77
Stockholders' investment                                 10,153         9,648
                                                      ------------- ------------
Total liabilities and stockholders' investment         $ 14,549     $  13,734